Exhibit 21.1

Subsidiaries of GSE Holding, Inc.

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
GSE Environmental, Inc.	Delaware
GSE Environmental, LLC	Delaware
GSE International, Inc.	Delaware
GSE Lining Technology Co. - Egypt S.A.E.	Egypt
GSE Lining Technology Chile, S.A.	Chile
GSE UK LTD	United Kingdom
GSE Lining Technology LTD	United Kingdom
GSE Lining Technology Co. LTD	Thailand
GSE Australia Pty LTD	Australia
GSE Lining Technology GmbH	Germany
GSE Environmental Holding Limited	Hong Kong
GSE Environmental Lining Technology (Suzhou) Co., Ltd.	China
GSE Environmental S de RL de CV	Mexico
SynTec, LLC	Maryland